SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2006

U.S. Energy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10238	52-1216347
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Lexington Avenue 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 588-8901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

U.S. Energy Systems, Inc. owns 54.26% of U.S. Energy Biogas Corp. (“USEB”) and Cinergy Energy, a wholly owned subsidiary of Cinergy Corp., owns the remaining 45.74% of USEB. On April 8, 2004, USEB entered into an Amendment to Note Purchase Agreement (“Loan Agreement”) with Avon Energy Partners, LLC, the other parties identified therein and Countryside Canada Power Inc., as trustee (“Countryside”). As of September 30, 2006, the principal amount outstanding under the Loan Agreement was approximately $92 million. USEB is current in its payment of principal and interest.

On October 3, 2006 and October 12, 2006, USEB received notices from Countryside claiming that USEB had failed to provide certain financial reporting documentation to Countryside as required by Section 5 of the Loan Agreement and claiming that, as a result, an Event of Default exists under the Loan Agreement. Though USEB is current in its payment of principal and interest and no monetary default exists or is alleged by Countryside, the Loan Agreement provides that upon an Event of Default under the circumstances alleged by Countryside the lender may, upon written notice to USEB, declare the entire unpaid principal and all accrued interest due and payable. USEB has responded to Countryside’s notices and takes the position that no Event of Default exists. As of the date of this filing, Countryside has not indicated that it intends to seek to accelerate the loan. Were the debt to be accelerated, USEB’s assets and cash flow would not be sufficient to repay the amounts outstanding under the Loan Agreement, and it is not certain that USEB would be able to refinance or restructure the debt under such circumstances. USEB is also engaged in negotiations with Countryside regarding a potential restructuring of the Loan Agreement. USEB remains optimistic about the outcome of these negotiations, but USEB’s inability to refinance or restructure the debt through its negotiations with Countryside or to refinance the debt with a third party, or an acceleration of the debt by Countryside, would have a material adverse effect upon USEB’s financial condition and continued operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Systems, Inc.

By:	/s/ Henry N. Schneider
Name: Henry N. Schneider
Title: President

Dated: November 2, 2006